Exhibit 10.1

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT, dated as of February 19, 2016, is by and between FBEC Worldwide, Inc., a Wyoming corporation (the “Company”), and MIDAM Ventures LLC (the “Consultant”).

W I T N E S S E T H:

WHEREAS, the Consultant wishes to be the exclusive provider of investor relations services to the Company and the Company is willing to accept such exclusivity upon the terms and conditions hereinafter set forth;

WHEREAS, the Consultant, on the date hereof, purchased 150,000,000 shares of the Company’s common stock, par value $.001 per share, of the Company (the “Shares”) from Robert Sand;

WHEREAS, the Consultant has covenanted to return 100,000,000 of the Shares to the Company’s treasury in conjunction with the purchase from Robert Sand;

AND WHEREAS, the Consultant is willing to restrict the transfer of the remaining 50,000,000 Shares purchased from Robert Sand in exchange for the aforementioned exclusivity.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

The Consultant and the Company have entered into a Consulting Agreement, dated as of September 30, 2015 (the “Consulting Agreement”), pursuant to which the Consultant shall provide to the Company the following services: (i) investor relations and public relations, (ii) product marketing; (iii) product development; (iv) day to day business advice; (v) assistance in writing and submission of all press releases and public filings; (vi) fund raising; (vii) optimizing corporate structure: (viii) bookkeeping; and (ix) vendor relations (collectively, the “Services”).

As consideration for the Company making the Consultant the exclusive provider of the Services, the Consultant hereby agrees that it will not, during the period commencing on the date hereof and ending on February 19, 2021 (such period referred to herein as the “Lock-Up Period”), offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Shares of Common Stock purchased from Robert Sand, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement.

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The Consultant confirms that this Lock-Up Agreement is irrevocable and shall be binding on the Consultant’s legal representatives, successors and assigns. This Lock-up Agreement shall be governed by, and construed in accordance with, the laws of the State of Wyoming.

Very truly yours, MIDAM VENTURES LLC By: /s/ Adam Heimann Name: Adam Heimann Agreed and Accepted FBEC WORLDWIDE, INC. By: /s/ Jason Spatafora Name: Jason Spatafora Title: Chief Executive Officer

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